Exhibit 99.1

Liberty Broadband Corporation Announces Cash Tender Offers for Any and All of the Outstanding 1.75% Exchangeable Senior Debentures due 2046, 2.75% Exchangeable Senior Debentures due 2050, and 1.25% Exchangeable Senior Debentures due 2050

ENGLEWOOD, Co (February 21, 2023) — Liberty Broadband Corporation (“Liberty Broadband”) (NASDAQ: LBRDA, LBRDK, LBRDP) announced today that it has commenced cash tender offers to purchase any and all of each of the $14,536,000 outstanding aggregate principal amount of Grizzly Merger Sub 1, LLC’s, a wholly owned subsidiary of Liberty Broadband, 1.75% Exchangeable Senior Debentures due 2046 (the “1.75% Debentures”), the $575,000,000 outstanding aggregate principal amount of Liberty Broadband’s 2.75% Exchangeable Senior Debentures due 2050 (the “2.75% Debentures”) and the $825,000,000 outstanding aggregate principal amount of Liberty Broadband’s 1.25% Exchangeable Senior Debentures due 2050 (the “1.25% Debentures” and, together with the 1.75% Debentures and the 2.75% Debentures, the “Debentures”) using the proceeds from the proposed sale of Liberty Broadband’s new exchangeable senior debentures due 2053, existing cash on hand and/or, to the extent necessary, borrowings under the margin loan agreement of Liberty Broadband’s indirect, wholly-owned special purpose entity (the “Margin Loan Agreement”).

The tender offers are being made pursuant to an offer to purchase and related notice of guaranteed delivery, each dated as of February 21, 2023. The tender offers will expire at 5:00 p.m., New York City time, on February 27, 2023 (as such time and date may be extended, the “expiration time”). Tendered Debentures may be withdrawn at any time before the expiration time.

Under the terms of the tender offers, holders of the Debentures that are validly tendered and accepted at or prior to the expiration time, or holders who deliver to the depositary and information agent a properly completed and duly executed notice of guaranteed delivery and timely deliver all required documents, each in accordance with the instructions described in the offer to purchase, will receive total cash consideration of (i) in the case of the 1.75% Debentures, $1,137.50 per $1,000 principal amount of 1.75% Debentures, (ii) in the case of the 2.75% Debentures, $1,000 per $1,000 principal amount of 2.75% Debentures and (iii) in the case of the 1.25% Debentures, $1,000 per $1,000 principal amount of 1.25% Debentures, plus, in each case, an amount equal to any accrued and unpaid interest up to, but not including, the settlement date, which is expected to be February 28, 2023.

The tender offers are contingent upon the consummation, on terms satisfactory to Liberty Broadband, of the proposed offer and sale of Liberty Broadband’s new exchangeable senior debentures due 2053 and the satisfaction of certain customary conditions. The tender offers are not conditioned on any minimum amount of Debentures being tendered. Liberty Broadband may amend, extend or terminate the tender offers in its sole discretion.

The tender offers are being made pursuant to the terms and conditions contained in the offer to purchase and related notice of guaranteed delivery, each dated February 21, 2023, copies of which may be requested from the information agent for the tender offers, D.F. King & Co., Inc., at (800) 487-4870 (Toll-Free) or (212) 269-5550, by email at LBRDA@dfking.com, or via the following web address: www.dfking.com/LBRDA. BofA Securities, Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are acting as the Joint Dealer Managers for the tender offers. Questions regarding the tender offers may be directed to the Joint Dealer Managers at the telephone numbers shown below:

BofA Securities, Inc.
Toll Free: (888) 292-0070
Collect: (980) 388-3646

Email: debt_advisory@bofa.com

Morgan Stanley & Co. LLC
Toll Free: (855) 483-0952

RBC Capital Markets, LLC
Toll Free: (212) 618-7843
Collect: (877) 381-2099

This press release is for informational purposes only and does not constitute a notice of redemption under the optional redemption provisions of each of the indentures governing the Debentures, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security, nor does it constitute a solicitation for an offer to purchase any security, including the Debentures.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the tender offers and their expected completion. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the ability to satisfy the conditions to the tender offers and the offer for the new exchangeable senior debentures due 2053. These forward-looking statements speak only as of the date of this press release, and Liberty Broadband expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Broadband, including the most recent Annual Report on Form 10-K, for additional information about Liberty Broadband and about the risks and uncertainties related to the business of Liberty Broadband which may affect the statements made in this press release.

About Liberty Broadband

Liberty Broadband Corporation (NASDAQ: LBRDA, LBRDK, LBRDP) operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services over the past 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

Liberty Broadband Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Broadband Corporation